U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25



[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

     For Period Ended: September 30, 1999 ..........................

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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information

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Full Name of Registrant

Innovative Valve Technologies, Inc.
 ....................................................................
Address of Principal Executive Office (Street and Number)

2 Northpoint Drive, Suite 300
 ....................................................................
City, State and Zip Code

Houston, Texas 77060
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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form
        10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
        10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) is not required to be attached.



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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Innovative Valve Technologies, Inc. is completing negotiations with a potential acquiror in contemplation of a sale of the Company. The definitive terms and conditions of the potential transaction are now being finalized.



Part IV -- Other Information

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(1)  Name and telephone number of person to contact in regard to this notification

Douglas R. Harrington, Jr.  281-925-0300
 ....................................................................
     (Name)               (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                     [X]Yes  [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                     [ ]Yes  [X]No

      Innovative Valve Technologies, Inc.

      ..............................................................
      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date .................   By ..................................
                                  Douglas R. Harrington, Jr.
                                  Vice President - Chief Financial Officer


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                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).

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